NEWS FROM

        Petroleum Development Corporation

FOR IMMEDIATE RELEASE
February 17, 2010

Petroleum Development Corporation Reports 2009 Key Operating Results;
Expanded 2010 Capital Budget; 250% Increase in 2010 Planned Drilling Activity

DENVER, CO, February 17, 2010: Petroleum Development Corporation (NASDAQ: PETD) today reported 2009 key operating results which were in line with the Company’s prior estimates.  Additionally, the Company provided estimates of 2010 capital spending and production.

For the year-ended December 31, 2009 year-over-year total production growth was 12%, or 43.3 Bcfe versus 38.7 Bcfe in 2008.  During 2009, the Company drilled 100 gross wells compared to 379 gross wells drilled in 2008.  2009 production growth was 100% organic from development of existing core operating areas.

The Company’s 2009 operating focus was primarily in the DJ Basin / Wattenberg Field where PDC drilled 82 of its 100 wells.  The decrease in drilling activity for 2009 was in response to the decline in natural gas prices and a corporate decision to preserve liquidity.  For the year ending 2009, PDC achieved significant cost reductions in capital expenditures (CAPEX) and lifting costs in each of the Company’s operating basins.  2009 CAPEX/well and lifting costs/Mcfe declined approximately 25% and 22%, respectively, versus 2008 levels.

During 2009 the Company made important strides in the emerging Marcellus Shale program.  PDC’s focus in the Marcellus Shale was to solidify its existing acreage position, raise developmental capital through the formation of PDC Mountaineer, a joint venture (the “JV”) with an equity partner, and evaluate the play’s potential through implementation of a vertical well drilling program.  Seven vertical wells were drilled in West Virginia, and one delineation well is currently being drilled in Pennsylvania.  The technical results of the vertical wells were encouraging and support the drilling of the first horizontal Marcellus test, scheduled to commence this month.  A total of three horizontal tests are planned for the first half of 2010.  The JV is also preparing a Marcellus midstream strategy which should be finalized by mid-year 2010.

The Company’s independent reserve engineers have completed estimates of year-end 2009 proved reserves in accordance with new SEC guidelines.  The new SEC reserve quantification guidelines stipulate the adoption of several changes to the methodology utilized to quantify year-end reported reserves.  The change in pricing from a year-end spot price to a 12-month average price had the most significant contribution to the year-over-year variation of the Company’s year-end 2009 reported reserves.  Total proved reserves as of December 31, 2009 were 717 Bcfe compared to 753 Bcfe of total proved reserves reported at the end of 2008.  Reserve values in 2009 were based on an average natural gas price of $3.17/Mcf and an average oil price of $54.64/Bbl, versus an average natural gas price of $4.98/Mcf and an average oil price of $37.85/Bbl in 2008.  Using year-end spot pricing methodology, as was used at year-end 2008, reserve values would have been calculated at $5.51/Mcf for natural gas and $72.91/Bbl for oil on December 31, 2009, and reported reserves would have been 811 Bcfe.  At year-end 2009, natural gas represents approximately 85% of proved reserves and the remaining 15% is oil.  Additionally, 41.2% of the proved reserve total is developed and 58.8% is undeveloped.

The following table provides a more detailed breakdown of the categories:

2009 Reserves and Production (Bcfe)
	Total Proved (1P)	Total Proved, Probable and Possible (3P)*	Total Production
Rocky Mountain Region	641	830	37.8
Appalachian Basin (1)	61	145	4.1
Michigan Basin	15	15	1.4
Total All Fields	717	990	43.3

* Non-SEC 3P reserves.
(1) Includes 100% of JV reserves and production.

PDC’s CAPEX for 2010 is expected to be approximately $150 million, representing a 36% increase over the 2009 CAPEX budget of $110 million.  The JV plans to drill approximately 26 wells in 2010 to develop the Marcellus Shale in the Appalachian basin.  The JV’s 2010 drilling program requires no capital contribution from PDC.  Drilling will be funded from JV cash flow and by PDC’s JV partner.

For the full-year 2010, PDC plans to drill 252 gross wells, compared to 100 gross wells drilled in 2009.  The following table provides a summary of PDC’s planned 2010 drilling activity:

Planned 2010 Drilling Activity
Region	Piceance	Wattenberg	Northeastern Colorado	Marcellus JV	Total
Planned New Drills	21	180	25	26	252

The Company expects its 2010 production to be approximately 35.7 Bcfe, an 18% reduction from 2009 production of 43.3 Bcfe.  Approximately 7% of the year-over-year production decline is related to the loss of Shallow Devonian production in the Appalachian Basin which was contributed to the JV.  The remainder of the production decline results from the 70% reduction in CAPEX in 2009 versus 2008.  PDC expects its 2010 exit rate to approximate its 2009 exit rate of 107/MMcfe per day.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “2009 was a challenging year for the E&P industry.  Due to the significantly depressed commodity price environment and the turmoil in the country’s financial markets, we meaningfully reduced our CAPEX for 2009.  Hedges that were put in place in 2008, for 2009, provided substantial relative price realizations during the year which protected our cash flow and related capital programs.  Strong hedge positions exist for 2010 and beyond and are expected to continue to provide protection from commodity price declines.  Additionally, during 2009, we were able to grow our production by double digits, substantially reduce our operating costs, bolster our liquidity, and strengthen our balance sheet leverage and coverage measures.

“2010 will present opportunities for us from a production standpoint.  We’re pleased that our 2010 CAPEX budget allocates drilling capital to all of our major basins.  While the tough markets that existed in 2009 and our related reductions in capital spending will result in a year-over-year production decline, with increased drilling in 2010 we expect a net exit rate equal to that of the beginning of the year.  More importantly, if drilling economics continue to improve, we’ve positioned ourselves to achieve additional growth during the year.  We have the opportunity to achieve growth through additional organic drilling acceleration of the JV’s development, and partnership repurchases and/or acquisitions.  We are excited about the opportunities that face us in 2010.”

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements.   Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide and national demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the cautionary statements made in this release, our annual report on Form 10-K for the year ended December 31, 2008, and our other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions.

CONTACT: Marti Dowling, Manager - Investor Relations, 303.831.3926, mdowling@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303.860.5800
~ www.petd.com ~